EXHIBIT 5.1

[Letterhead of Eavenson & Kairalla, P.L.]

June 29, 2012

Digital Domain Media Group, Inc.

10250 SW Village Parkway

Port St. Lucie, Florida 34987

Re:	Digital Domain Media Group, Inc.

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Digital Domain Media Group, Inc., a Florida corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate 11,660,895 shares (the “Shares”) of the Company’s Common Stock, par value $0.01 per share, pursuant to the Company’s 2010 Stock Plan (the “Plan”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Plan, (c) the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, each as currently in effect, and (d) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued, paid for and delivered pursuant to the terms and in the manner set forth in the Plan, and assuming that the Shares have been and remain duly reserved for issuance within the limits of the Company’s Common Stock then remaining authorized but unissued, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is based upon and limited to the corporate laws of the State of Florida.  We express no opinion herein as to any other laws, statutes, regulations or ordinances.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Eavenson & Kairalla, P.L.